CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 9, 2010, relating to the financial statements and financial highlights which appear in the February 28, 2010 Annual Report to Shareholders of each of the eleven funds constituting AIM Investment Securities Funds (Invesco Investment Securities Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Persons to Whom Invesco Provides Non-Public Portfolio Holdings on an Ongoing Basis” and “Other Service Providers” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
June 23, 2010